State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 11/01/2010
FILED 01:46 PM 11/01/2010
SRV 101045360 - 4090242 FILE

CERTIFICATE OF INCORPORATION
OF
DYNEGY POWER GENERATION INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the "***DGCL***"), hereby adopts the following Certificate of Incorporation for such corporation:

ARTICLE I
NAME

The name of the corporation is Dynegy Power Generation Inc. (the "***Corporation***").

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the initial registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the Corporation's initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 shares, all of which shares shall be common stock having a par value of $1.00 per share (the "***Common Stock***").

Section 4.2 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate, at any annual or special meeting of the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors (the "***Board***") from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Address
Claudia Santos	1000 Louisiana, Suite 5800 Houston, Texas 77002

ARTICLE VI
DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the "***Bylaws***"), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 6.3 Initial Directors. Upon the filing of this Certificate, the powers of the incorporator shall terminate. The names and mailing addresses of the persons who are to serve as the initial directors until the first annual meeting of stockholders of the Corporation and such director's successor is elected and qualified are as follows:

Name	Address
Timothy A. Beverick	c/o Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, TX 77002
Holli C. Nichols	c/o Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, TX 77002
Lynn A. Lednicky	c/o Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, TX 77002

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Personal Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "***proceeding***") by reason of the fact that he or she is or was a director, officer, employee

or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "***Covered Person***"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the Bylaws or the DGCL; and except as set forth in

ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the incorporator of the Corporation hereto has caused this Certificate of Incorporation to be duly executed as of October 28, 2010.

Claudia Santos, Incorporator